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                                                                     EXHIBIT 5.1


                                                                   July 27, 1998


Schlumberger Limited
277 Park Avenue
New York, New York  10172

Gentlemen:

          I am General Counsel of Schlumberger Limited ("Schlumberger"), and, as set forth in the Registration Statement on Form S-4 (the "Registration Statement") filed by Schlumberger under the Securities Act of 1933, as amended, relating to 45,000,000 shares of Common Stock, par value $.01 per share, of Schlumberger (the "Shares"), I am passing upon for you certain legal matters in connection with the securities so offered for Schlumberger. As set forth in the Registration Statement, the Shares are the maximum number of shares deliverable upon consummation of the merger of Schlumberger OFS, Inc. ("OFS"), a wholly owned subsidiary of Schlumberger Technology Corporation ("STC"), with and into Camco International Inc. ("Camco") pursuant to a Merger Agreement dated as of June 18, 1998 (the "Merger Agreement") among STC, OFS and Camco. At your request, this opinion of counsel is being furnished for filing as Exhibit 5 to the Registration Statement.

          I am a member only of the New York and Texas bars, and I am not admitted to practice in, nor do I hold myself out as an expert on the laws of, the Netherlands Antilles. I have, however, consulted with the law firm of Smeets Thesseling Van Bokhorst Spigt, which is qualified to practice in the Netherlands Antilles and which I consider an expert on the laws of such jurisdiction. Insofar as the opinions expressed below involve conclusions as to matters governed by the laws of the Netherlands Antilles, I am relying on the opinion of such counsel.

          In my capacity as General Counsel of Schlumberger, I am familiar with the Deed of Incorporation, as amended, and the By-Laws of Schlumberger and have familiarized myself with the Merger Agreement and have examined all statutes and other records, instruments and documents pertaining to Schlumberger that I have deemed necessary to examine for the purposes of this opinion.

          Based upon my examination as aforesaid, I am of the opinion that the Shares have been duly authorized by resolution of the Board of Directors of Schlumberger and, when delivered pursuant to the Merger Agreement, will be validly issued, fully paid and nonassessable.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Proxy Statement/Prospectus contained in the Registration Statement.

                                 Very truly yours,


                                 /s/ David S. Browning